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                                                                    EXHIBIT 10.1


                  [MACHINERY ACQUISITIONS INTERNATIONAL, INC.]

May 19, 2000



Total Building Systems, Inc.
6250 N. Houston Rosslyn Road
Houston, Texas 77091

Attention: Charlie McPhail, President


Dear Mr. McPhail:

This letter will confirm our agreement for the purchase by Machinery Acquisitions International, Inc. (MAI) of Houston, Texas, of all of the tangible personal property (TPP) of Total Building Systems, Inc. and Texas TBS (jointly and severally hereinafter known as TBS) located at the TBS facility at 6250 N. Houston Rosslyn Road, Houston, Texas, and hereinafter known as the Facility, (with the exception of those set out on Exhibit A attached hereto) together with all of the tangible personal property assets at TBS's plant on 15630 Jacintoport Blvd. in Houston, Texas, which assets TBS will immediately deliver to the Facility. Our agreement is set forth in the numbered paragraphs below.

1. MAI will purchase all of said assets ("Assets") which Assets have been inspected by Mr. Skip Bradley.

2. The total purchase price for the Assets is $265,000 payable by cashier's check or wire transfer of funds to TBS in full by May 15, 2000, or by a portion of said amount being paid on said date or at said future date to TBS's secured creditors as it may designate. Upon such payment (or payments) being made in full TBS shall execute and deliver to MAI a bill of sale in the form attached hereto.

3. The parties further understand and agree that MAI may take possession of the Assets immediately upon said payment for the same and the risk of loss including theft of the Assets together with any responsibility and liability for being in control of the same will pass from TBS to MAI at the time of said payment.

4. In connection with MAI's conducting public and private sales, it will use Plant & Machinery, Inc. (PMI) of Houston, Texas, as its auctioneers and PMI will supply to TBS upon the execution of this document certificate evidence of insurance coverage for general and product liability showing TBS being added as an additional insured on PMI's policies in the amount of $11,000,000.






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5.       TBS agrees that MAI and PMI employees will have expense free access to the areas of the Facility where the Assets are located for the purpose of preparing and lotting the Assets for sale and their customers shall have similar access for inspections to be conducted and escorted by MAI and PMI personnel. Similar access to the Facility shall be available for the proper removal of goods sold. The total process is to take place and be completed by July 31, 2000.

6. MAI HAS INSPECTED THE ASSETS PRIOR TO PURCHASE AND ACKNOWLEDGES THAT THE ASSETS ARE BEING PURCHASED "AS IS" AND "WHERE IS" AND THAT EXCEPT AS PROVIDED IN THE NEXT SENTENCE, TBS MAKES NO REPRESENTATION, GUARANTEE OR WARRANTY, EXPRESSED OR IMPLIED, OF ANY KIND WITH RESPECT TO THE ASSETS, INCLUDING ANY WARRANTY AS TO CONDITION, FITNESS FOR ANY USE, OR MERCHANTABILITY. TBS expressly warrants that good, merchantable and marketable title to the Assets is being sold to MAI, free and clear of any liens, claims or encumbrances of any kind whatsoever including without limitation security interests, tax liens or charges, statutory liens, the liens of any judgements or decrees and the rights of former owners.

7. It is agreed to and understood by the parties hereto that MAI is purchasing nothing containing PCB's or other hazardous or toxic waste, and any responsibility for the disposal of the same lies with parties other than PMI or MAI. PMI and MAI know of no such problem existing at this time. MAI shall also have a right to abandon unsold items after the auction.

8. PMI hereby agrees with MAI to handle all facets of the auction sale including but not limited to the following:

         a. PMI will provide an on-site sale coordinator who will with the assistance of others conduct the final cleanup, preparation and merchandising of the Assets for sale. We are anticipating that the process will take place over a 2-week period. PMI people will also oversee the check-out of items sold after the sale. The total process including removal will be completed approximately two weeks after the auction date.

         b. During the preparation period PMI will engage in tagging, numbering and describing the various lots to be auctioned. PMI will assume the responsibility for the dictation and preparation of






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                  all computer entries of lot numbers and lot descriptions which will then be used by PMI computers to prepare advertising, to print catalogues for use at the sale and also to print invoices to all buyers.

         c. PMI advertising people will photograph the Assets, gather detailed descriptions and assemble other pertinent information for auction brochures and advertising.

         d. Advertising will include color brochures to be mailed to potential customers. PMI will place advertisements in trade journals, newspapers and other applicable publications on a regional and national basis.

         e. PMI further will engage in a telephone marketing campaign in order to provide a personal touch to invitations for attendance to the most serious bidders, and further, this helps obtain as many "phone-in-bids" as are possible prior to the opening of the auction.

         f. Several auctioneers and ring men will be provided on the sale day as well as other support personnel for buyer registration, credit checks, taping the auction to resolve disputes, etc.

         g. PMI will collect all auction proceeds and applicable sales taxes in a segregated bank account for this purpose. PMI agrees that in return for TBS's consent to conduct the auction at the Facility, PMI will isolate 65% of all proceeds (other than the buyer's premium) received over the amount of $315,000 for the account of TBS and pay the same in full to TBS within 15 banking days after the auction. MAI hereby agrees to such payment being made. The parties further agree that all of the intangible interests of TBS's product lines are included in MAI's purchase and in the auction and that the proceeds of the same shall be a part of the aforesaid formula for payment by PMI to TBS.

9. Each party further represents that it is duly authorized to enter into this agreement and that the undersigned is duly authorized to execute the same on behalf of such party.






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10.      As a matter of Texas law, PMI is required to advise you that should you have any complaints to be made to the Texas Department of Licensing and Regulation in connection with this company or its auctioneers, said department's address and phone number is P.O. Box 12157, Austin, Texas, 78711, (512) 463-2906.


Yours sincerely,
Machinery Acquisitions
International, Inc.                          Plant & Machinery, Inc.


/s/ Robert J. Braman                         /s/ Robert J. Braman
---------------------------------            ----------------------------------
BY: Robert Jay Braman, President,            BY: Robert Jay Braman, President



Agreed and Accepted:
Total Building Systems, Inc.



/s/ Charlie McPhail
------------------------------
BY: Charlie McPhail, President



RJB/dr D2406
Attachment


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                                    EXHIBIT A





1.       Gardner Denver Air Compressor

2.       Atlas Copco Air Compressor

3.       (2) Receiving Tanks For Compressed Air

4.       All Bridge Cranes

5.       All Components Of The Telephone System